EXHIBIT 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION, CONTACT
July 27, 2023	Lisa F. Campbell | EVP | Chief Financial Officer
F&M Bank Corp.	540-896-1705
OTCQX: FMBM	fmbankva.com

F&M Bank Corp. Reports Second Quarter 2023

Results and Dividend

F&M Bank grows loans and deposits in the second quarter, focuses on future growth and opportunities.

See associated, unaudited consolidated financial data for additional information.

Timberville, VA / July 27, 2023 . . . F&M Bank Corp. (the “Company” or “F&M”), (OTCQX: FMBM), the parent company of Farmers & Merchants Bank (“F&M Bank” or the “Bank”) today reported results for the second quarter and six-month period ended June 30, 2023.

Net income was $241,000 or $0.07 per share for the quarter ended June 30, 2023, compared to $1.1 million or $0.30 per share for the linked quarter ended March 31, 2023, and compared to $1.8 million or $0.51 per share for the prior year quarter ended June 30, 2022. For the six months ended June 30, 2023, net income was $1.3 million, which includes $810,000 in after-tax, one-time expenses, including severance accruals for former bank officers. By comparison, the Company earned $4.3 million for the same period in 2022.

At June 30, 2023, the Company had total assets of $1.28 billion, total loans of $776.3 million, and total deposits of $1.14 billion, compared to June 30, 2022 total assets of $1.23 billion, total loans of $690.5 million, and total deposits of $1.10 billion. This reflects growth of $32.7 million in total loans and $53.7 million in total deposits since the end of 2022.

“The first six months of 2023 were eventful for the banking industry and for F&M,” said CEO Mike Wilkerson. “The continued Federal Reserve interest rate increases have impacted interest rates on both deposits and loans, resulting in a narrowing of our Bank’s net interest margin. Additionally, the financial services industry dealt with bank failures in the first quarter, however measures were enacted to maintain the stability of the industry and the confidence of the American people, including the establishment of the Federal Reserve’s Bank Term Funding Program.

“During this same time, we shared our leadership change with you” Wilkerson continued. “As I was named chief executive officer and Barton Black was named president. Even with a backdrop of industry events and other changes, F&M continued to grow loans, deposits, and total assets. I am pleased to announce that earlier this month, the Board of Directors approved a $0.26 quarterly dividend that will be distributed to shareholders in August.

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“In addition, we opened our second location in Winchester, Virginia, paving the way for future growth in this market. I give credit to our outstanding team for their dedication, continued hard work and achievement. F&M has served the Shenandoah Valley for 115 years, and our people believe we can still serve individuals, families, and businesses in the Valley for another 115 years.

“This Saturday, July 29th, we will hold our Annual Meeting of Shareholders, and all F&M Bank Corp. shareholders are invited to attend,” Wilkerson concluded. “This meeting represents our first in-person meeting since 2019. We are pleased to restart this time-honored tradition of meeting face-to-face with those who have invested in us. We look forward to seeing everyone and to updating them on F&M and our plans.”

SECOND QUARTER INCOME STATEMENT REVIEW

Overview

Net income for second quarter of 2023 was $241,000 or $0.07 per share, compared to $1.1 million or $0.30 per share for the linked quarter ended March 31, 2023, and $1.8 million or $0.51 per share for second quarter 2022. Interest income for the three months ended June 30, 2023, was $13.6 million, an increase of $651,000 over first quarter 2023 and $3.6 million over the prior year second quarter, due to higher loan volume and higher interest rates. Higher rates on interest bearing deposits, specifically money market accounts and time deposits, coupled with interest paid on short-term borrowings, increased the Bank’s interest expense to $5.9 million for second quarter 2023, up $709,000 from first quarter 2023 and up $4.8 million over second quarter 2022.

During second quarter 2023, the Bank recorded a $539,000 provision for credit losses due to loan growth of $14.8 million and $344,000 in net charge-offs compared to no provision in first quarter of 2023, and a provision for loan losses of $600,000 recorded in second quarter 2022. At June 30, 2023, the Allowance for Credit Losses (ACL) totaled $8.8 million or 1.13% of gross loans outstanding.

Net Interest Income

For second quarter 2023, net interest income totaled $7.8 million, a decrease of $58,000 from first quarter 2023, as a $651,000 increase in interest income was outpaced by a $709,000 increase in interest expense due to higher funding rates, as well as higher average balances for short-term debt. As a result, the Bank’s net interest margin decreased by ten basis points to 2.66% on a linked quarter basis.

Compared to second quarter 2022, net interest income declined by $1.2 million, and our net interest margin decreased by 0.47%. Interest income and fees on loans were $3.5 million higher and income from cash and securities was $98,000 higher due to higher rates on variable rate loans, the $85.8 million in loan growth since, June 30, 2022, and higher investment average balances due to purchases in 2021 and early 2022.

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Noninterest Income

Noninterest income totaled $2.8 million for second quarter 2023, which was an increase of $386,000 from the linked first quarter 2023. The increase is attributable to higher income from Bank Owned Life Insurance (BOLI) which was $443,000 higher than last quarter due to a gain of $370,000. Other increases in non-interest income from the prior quarter include increases in service charges on deposit accounts of $50,000, title insurance income of $129,000 and ATM and check card fees of $45,000. These increases offset declines in investment services and insurance income of $152,000 and other operating income of $130,000.

Noninterest income, including net losses on the sale of securities, declined $325,000 from the second quarter of 2022, primarily due to a reduction of $696,000 in mortgage banking income. There were fewer mortgage loans sold on the secondary market due to an overall decrease in volume and, a shift in production from the 30-year fixed rate product to variable rate products which were retained in the Bank’s loan portfolio and will provide future interest income. There was also a decrease in investment services and insurance income of $98,000. Income from BOLI was $449,000 higher, which helped offset these decreases. In the second quarter 2022, there was a $97,000 loss on the sale of investment securities compared to none in second quarter 2023.

Noninterest Expenses

Noninterest expenses totaled $10.2 million in second quarter 2023, compared to $9.2 million in first quarter 2023, an increase of $983,000. During the quarter, the Bank accrued a potential one-time severance payment to a former officer in the amount of $764,000, compared to a separate severance accrual of $261,000 in the first quarter. The additional accrual resulted in an increase in salary expense. Overall, salary expense increased $677,000 to $5.0 million. Other increases from the first quarter to the second include higher equipment expense, up $131,000, due to the installation of new ATMs across the Bank’s footprint, and higher legal and professional fees, which were up $167,000 over first quarter 2023. These increases were partially mitigated by lower data processing expenses, which declined $228,000 as a result of the renegotiation of our contract with our core system provider.

Compared to the same quarter in 2022, noninterest expenses increased $613,000. The year-over-year increases were spread over several categories of noninterest expenses including salary expense which was $300,000 higher, legal and professional fees which increased by $210,000, and equipment expense which was up $127,000. There were also categories that declined, including employee benefits which were $146,000 lower due to a decrease in pension expense and data processing expense, which was $206,000 lower than second quarter 2022.

YEAR-TO-DATE INCOME STATEMENT REVIEW

Overview

Net income for the six months ended June 30, 2023, was $1.3 million or $0.37 per share, compared to $4.3 million or $1.25 per share for the same period in 2022. During this period of 2023, there were severance accruals for two former bank officers which contributed $1.0 million in one-time expenses. Interest income for the first half of 2023 was $26.6 million, an increase of $7.5 million over the first six months of 2022, due to growth in the loan portfolio and higher interest rates. Higher rates on interest bearing deposits, specifically money market accounts and time deposits, coupled with interest paid on short-term borrowings, increased the Bank’s interest expense to $11.0 million, up $9.0 million from the six months ended June 30, 2022.

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During the first six months of 2023, the Bank recorded a $539,000 provision for credit losses compared to $150,000 for the same period in 2022.

Net Interest Income

Since June 30, 2022, short term interest rates have risen significantly due to seven Federal Reserve interest rate hikes totaling 350 basis points. This has directly impacted the Bank’s costs for deposits and short-term borrowings, while the longer-term rates used to price loans have not increased to the same extent. In the first half of 2023, net interest income totaled $15.6 million, a decrease of $1.5 million from 2022, as a $7.5 million increase in interest income was outpaced by a $9.0 million increase in interest expense. Comparing the two periods, higher loan interest income boosted the earning asset yield by 127 basis points to 4.58% and the Company’s cost of funds increased by 152 basis points, resulting in a decrease in net interest margin of 27 basis points to 2.69%.

Noninterest Income

Noninterest income, including net losses on the sale of securities, totaled $5.1 million for the six months ended June 30, 2023, which was a decrease of $442,000 from the same period in 2022. The primary reason for this decrease in noninterest income was a reduction of $898,000 in mortgage banking income and $214,000 in title insurance income due to the overall decline in mortgage banking volume. These decreases were partially offset by an increase in income from BOLI which was $457,000 higher and ATM and check card fees which grew by $104,000 from 2022 to 2023. Also in the first half of 2022, there was a $97,000 loss on the sale of investment securities compared to no loss in 2023.

Noninterest Expenses

Noninterest expenses totaled $19.4 million in the first six months of 2023, compared to $18.1 million in the same period of 2022, an increase of $1.3 million. The increase includes $1.0 million in severance accruals which increased salary expense by $1.0 million to $9.4 million. Other year-over-year increases include higher equipment expense, up $157,000, due to the installation of new ATMs across the Bank’s footprint and higher legal and professional fees which were $258,000 higher than last quarter. These increases were partially offset by lower employee benefits expense, which was $391,000 lower due to a decrease in pension expense, and data processing expenses which declined $400,000.

BALANCE SHEET REVIEW

On June 30, 2023, assets totaled $1.28 billion, an increase of $32.5 million over December 31, 2022. Total loans increased by $32.7 million to $776.3 million, including increases of $15.3 million in 1-to-4 family variable rate mortgage loans and $12.4 million in dealer financing loans. Investment securities decreased by $8.7 million due to paydowns on U.S. Agency mortgage-backed securities and expected bond maturities. During the first half of the year, the unrealized loss on the bond portfolio improved by $3.5 million, improving the Company’s tangible common equity ratio (1) from 5.13% at December 31, 2022, to 5.38% at June 30, 2023.

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Total deposits on June 30, 2023, were $1.14 billion, an increase of $53.7 million from the end of 2022, as the Bank was able to attract deposits by offering higher rates on money market and time deposit accounts and opening insured cash sweep accounts for new and existing customers. The additional deposits allowed us to reduce Federal Home Loan Bank (FHLB) advances by $23.0 million. At June 30, 2023, 12.37% of the Bank’s total deposits were uninsured.

Shareholders’ equity increased by $1.4 million to $72.2 million due to improvement in accumulated other comprehensive loss associated with the unrealized loss on available for sale investment securities of $2.7 million and net income of $1.3 million, partially offset by the $1.2 million adjustment upon the adoption of the Current Expected Credit Loss (CECL) accounting standard on January 1, 2023. Tangible book value per common share improved to $19.82 from $19.56 at December 31, 2022.

LIQUIDITY

The Company’s on-balance sheet asset liquidity includes cash and cash equivalents, unpledged investment securities and loans held for sale, which totaled $223.8 million at June 30, 2023, down from $439.9 million at December 31, 2022. During the second quarter, the Bank pledged investment securities with a book value totaling $225.4 million to the Federal Reserve System’s Bank Term Funding Program (BTFP). In March 2023, the Board of Governors of the Federal Reserve System established the BTFP to provide any U.S. federally insured depository institution, including the Bank, with a line of credit equal to the par value of securities pledged to the BTFP. Advances from the BTFP may be requested by the Bank for up to one year until March 31, 2024. The Bank has not borrowed from the BTFP during 2023.

In addition, the Bank has access to off-balance sheet liquidity through unsecured Federal funds lines totaling $75.0 million at June 30, 2023, and $90.0 million at December 31, 2022. The Bank also has a secured line of credit with the FHLB with available credit of $112.1 million and $39.1 million as of June 30, 2023, and December 31, 2022, respectively. The FHLB line of credit is secured by a blanket lien on qualifying loans in the residential, commercial, agricultural real estate, and home equity portfolios.

ASSET QUALITY AND ALLOWANCE FOR CREDIT LOSSES

Nonperforming loans (NPLs) as a percentage of total assets were 0.16% at June 30, 2023, slightly lower than the 0.18% at December 31, 2022, and slightly higher than 0.12% at June 30, 2022. Net charge-offs as a percentage of average loans were 0.27% for quarter-end June 2023, compared to 0.15% for second quarter 2022. For the six months ended June 30, 2023, the net charge off percentage was 0.18%, down from 0.20% in the similar period in 2022.

Provision for credit losses was $539,000 for second quarter and the same for the six-month period ended June 30, 2023 since there was no provision in the first quarter of 2023. The provision for credit losses for the quarter was due to loan growth of $14.8 million and $344,000 in net charge-offs. In 2022, there was a provision of $600,000 for second quarter and a recovery of $450,000 recorded in the first quarter. The ACL was $8.8 million at June 30, 2023, up $833,000 from December 31, 2022. The ACL as a percentage of total loans was 1.13% at June 30, 2023. The ACL was 1.07% of total loans outstanding at December 31, 2022 and 1.13% at June 30, 2022. The reserve for unfunded commitments was $720,000 at June 30, 2023.

DIVIDEND DECLARATION

On July 21, 2023, our Board of Directors declared a second quarter dividend of $0.26 per share to common shareholders. Based on our most recent trade price of $22.50 per share, this constitutes a 4.62% yield on an annualized basis. The dividend will be paid on August 29, 2023, to shareholders of record as of August 14, 2023.

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ABOUT US

F&M Bank Corp. is an independent, locally owned, financial holding company, offering a full range of financial services through our subsidiary, Farmers & Merchants Bank’s (F&M Bank) thirteen banking offices in Rockingham, Shenandoah, and Augusta counties, Virginia, and the city of Winchester, Virginia. The Company also holds F&M Mortgage, a mortgage lending subsidiary, and VSTitle, our title company subsidiary. Founded in 1908 as a community venture to serve the farmers and merchants of the Shenandoah Valley, where both the Company and the Bank are headquartered, F&M Bank remains more committed than ever to the success of the agricultural industry, small business ventures, and the nonprofit sector. The only publicly traded organization based in Rockingham County, the Company’s core values of enthusiasm, flexibility, responsiveness, community, and fun drive its corporate philanthropy, volunteerism, and local decision-making. With a strong suite of financial products and services, philanthropic efforts, and a team dedicated to serving, our responsibility is to provide a bright future right here where we all live, work, and play. Additional information may be found by visiting our website, fmbankva.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” as defined by federal securities laws, which are subject to significant risks and uncertainties. These include statements regarding future plans, strategies, results, or expectations that are not historical facts, and are generally identified by the use of words such as “believe,” “expect,” “intend,” “anticipate,” “will,” “estimate,” “project” or similar expressions. These statements are based on estimates and assumptions, and our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Our actual results could differ materially from those contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in local and national economies, or market conditions; changes in interest rates; regulations and accounting principles; changes in policies or guidelines; loan demand and asset quality, including values of real estate and other collateral; deposit flow; the impact of competition from traditional or new sources; and the other factors detailed in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2022. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

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F&M Bank Corp.

Summary Consolidated Financial Data (unaudited)

Dollars in Thousands, except for per share data

	Quarter to Date					Year-to-Date
	6/30/2023	3/31/2023	12/31/2022 (4)	9/30/2022 (4)	6/30/2022 (4)	6/30/2023	6/30/2022 (4)
Condensed Balance Sheet
Cash and cash equivalents	$36,505	$31,273	$34,953	$30,312	$17,254	$36,505	$17,254
Investment securities	394,868	398,960	403,537	440,294	456,636	394,868	456,636
Loans held for sale	881	1,242	1,373	3,310	5,449	881	5,449
Gross loans	776,260	756,920	743,604	699,592	690,497	776,260	690,497
Allowance for credit losses	(8,769)	(8,546)	(7,936)	(7,513)	(7,798)	(8,769)	(7,798)
Goodwill	3,082	3,082	3,082	3,082	3,082	3,082	3,082
Other assets	75,543	69,944	67,289	67,572	66,432	75,543	66,432
Total Assets	$1,278,370	$1,252,875	$1,245,902	$1,236,649	$1,231,552	$1,278,370	$1,231,552

Noninterest bearing deposits	$277,578	$284,060	$293,596	$300,394	$291,728	$277,578	$291,728
Interest bearing deposits	859,534	821,175	789,781	817,000	808,482	859,534	808,482
Total Deposits	1,137,112	1,105,235	1,083,377	1,117,394	1,100,210	1,137,112	1,100,210

Short-term debt	47,000	55,000	70,000	30,000	30,000	47,000	30,000
Long-term debt	6,911	6,901	6,890	6,879	11,788	6,911	11,788
Other liabilities	15,153	13,104	14,843	16,699	17,604	15,153	17,604
Total Liabilities	1,206,176	1,180,240	1,175,110	1,170,972	1,159,602	1,206,176	1,159,602
Shareholders' equity	72,194	72,635	70,792	65,677	71,950	72,194	71,950
Total Liabilities and Shareholders' Equity	$1,278,370	$1,252,875	$1,245,902	$1,236,649	$1,231,552	$1,278,370	$1,231,552

Condensed Income Statement
Interest income and fees on loans	$11,517	$10,854	$9,884	$8,881	$7,993	$22,371	$15,503
Interest income and fees on loans held for sale	25	22	16	29	32	47	61
Income on cash and securities	2,082	2,097	2,202	2,102	1,984	4,179	3,506
Total Interest Income	13,624	12,973	12,102	11,012	10,009	26,597	19,070
Interest expense on deposits	5,216	4,042	2,675	1,378	837	9,258	1,682
Interest expense on short-term debt	523	992	556	158	46	1,515	46
Interest expense on long-term debt	116	112	122	345	124	228	283
Total Interest Expense	5,855	5,146	3,353	1,881	1,007	11,001	2,011
Net Interest Income	7,769	7,827	8,749	9,131	9,002	15,596	17,059
Provision for credit losses	539	-	716	-	600	539	150
Noninterest Income	2,752	2,366	1,031	2,013	3,174	5,118	5,657
Noninterest Expense	10,172	9,189	8,197	8,603	9,559	19,361	18,109
Net gains (losses) on sale of securities	-	-	1,030	-	(97)	-	(97)
Income tax expense (benefit)	(431)	(51)	200	237	131	(482)	43
Net Income	$241	$1,055	$1,697	$2,304	$1,789	$1,296	$4,317

Per Share Data
Earnings per common share - basic	$0.07	$0.30	$0.49	$0.67	$0.51	$0.37	$1.25
Book Value per Share	20.75	20.86	20.50	18.68	21.01	20.75	21.01
Tangible Book Value per Share (2)	19.82	19.93	19.56	17.83	20.06	19.82	20.06

Key Performance Ratios
Return on Average Assets	0.08%	0.34%	0.54%	0.74%	0.58%	0.21%	0.76%
Return on Average Equity	1.33%	5.97%	9.86%	13.28%	8.97%	3.66%	8.92%
Noninterest Income / Average Assets	0.88%	0.77%	0.33%	0.65%	1.03%	0.82%	0.99%
Noninterest Expense / Average Assets	3.27%	3.00%	2.62%	2.77%	3.10%	3.09%	3.18%
Efficiency Ratio (3)	94.56%	88.10%	83.11%	75.62%	76.09%	91.38%	77.29%

Net Interest Margin	2.66%	2.76%	3.04%	3.11%	3.13%	2.69%	2.96%
Earning Asset Yield	4.65%	4.57%	4.21%	3.75%	3.48%	4.58%	3.31%
Cost of Interest Bearing Liabilities	2.61%	2.40%	1.54%	0.87%	0.48%	2.51%	0.49%
Cost of Funds	2.04%	1.83%	1.20%	0.49%	0.36%	1.94%	0.42%
Net Interest Spread	2.04%	2.17%	2.67%	2.88%	3.00%	2.07%	2.82%

Net Charge-offs as a % of Avg Loans	0.27%	0.09%	0.16%	0.16%	0.12%	0.18%	0.20%
Non-Performing Loans to Total Assets	0.16%	0.14%	0.18%	0.19%	0.15%	0.16%	0.15%
ACL/ALLL as a % of Total Loans	1.13%	1.13%	1.07%	1.07%	1.13%	1.13%	1.13%
Loans to Deposits	68.27%	68.48%	68.64%	62.61%	62.76%	68.27%	62.76%

(1)

The ratio of tangible common equity to tangible assets, or TCE ratio, is calculated by dividing consolidated total common shareholders' equity by consolidated total average assets, after reducing both amounts by average goodwill and other intangible assets. The TCE ratio is not required by Generally Accepted Accounting Principles (GAAP) or by bank regulations but is a metric used by management to evaluate the adequacy of the Company's capital levels. Since there is no authoritative requirement to calculated the TCE ratio, our TCE ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and tangible average assets are non-GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP.

(2)

Tangible book value per share is calculated by subtracting goodwill and other intangibles from total shareholders' equity. Tangible book value per share is a non-GAAP financial measure that management believes provides investors with important information that may be related to the valuation of common stock.

(3)

The Efficiency Ratio equals noninterest expenses divided by the sum of tax equivalent net interest income and noninterest income. Noninterest income excludes gains (losses) on securities transactions and low-income housing partnership losses. Noninterest expense excludes amortization of intangibles.

(4)

Certain reclassifications have been made in the 2022 financial information to conform to reporting for the 2023. These reclassifications are not considered material and had no impact on prior year's net income, balance sheet or shareholders' equity.

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